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                                                                 Exhibit 3(ii).1


Resolved, that the By-Laws of Maxus Energy Corporation be, and hereby they are, amended as follows:

By-Law 5 is amended to read as follows:

          5. Special Meetings. Special meetings of the stockholders for any purpose may be called by the President and shall be promptly called by the President or by the Secretary at the written request of a majority of the Board of Directors upon not fewer than 10 nor more than 60 days' written notice. The request shall be sent to the President and the Secretary and shall state the purposes of the proposed meeting. Special meetings of holders of the outstanding Preferred Stock may be called in the manner and for the purposes provided in the resolutions of the Board of Directors providing for the issue of such stock (a "Preferred Stock Designation"). Business transacted at special meetings shall be confined to the purposes stated in the notice.


By-Law 15 is amended by adding after section (d) thereof the following section
(e):

(e)  Chairman of the Board.   The Board may elect one of its members Chairman
of the Board, who shall preside at all meetings of the Board. The Chairman of the Board shall also preside at all meetings of stockholders unless the Board of Directors designates another person to preside.


By-Laws 19, 20 and 21 are amended to read as follows:

         19. Resignation. Any Director may resign at any time by giving written notice of his resignation to the President or the Secretary.

         20. Meetings. Immediately after the adjournment of the annual meeting of the stockholders each year, the Directors elected thereat shall, without notice, convene the annual meeting of Directors for the organization of the Board of Directors, the election of officers and members of committees and the transaction of any other business which may properly come before the meeting. If a quorum of the Board of Directors shall not be present, the President shall call a meeting for such purposes as promptly as is practicable. Except as otherwise provided in this By-Law 20, Directors may hold their regular and special meetings at such times and places and have one or more offices and keep the books of the Corporation at such places as the Board of Directors determines.

         21. Notices. No notice of regular meetings of the Board of Directors need be given. Special meetings of the Board of Directors may be called by the President upon notice to each Director, given either in person or by mail, telephone, telegram, telex or similar medium of communication; special meetings shall be called by the President or the Secretary on like notice, on the written request of three Directors. At least 24 hours' notice of special meetings shall be given to each Director.





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By-Laws 24 through 36 are amended to read as follows:

         24. Executive Officers. At the annual meeting of the Board of Directors each year, or such other times as the Board of Directors may determine, the Board of Directors may elect the following executive officers:

                          President
                          One or more Vice Presidents
                          General Counsel
                          Treasurer
                          Controller

         25.  Authority of the Board of Directors.   The executive officers
shall have the duties, responsibilities and authorities as are reflected in these By-Laws or in resolutions of the Board of Directors, but at all times the actions of the executive officers shall be subject to the review, delegation, redetermination, direction and control of the Board of Directors. Any number of executive offices may be held by the same person. The President shall be a member of the Board of Directors. At any meeting the Board of Directors may elect additional executive officers, fill vacancies and, by vote of a majority of the whole Board of Directors, remove any executive officer.

         26. Term of Office. An executive officer shall hold office until he retires, resigns or is removed by majority vote of the whole Board of Directors. An officer may resign at any time by giving written notice of his resignation to the President or the Secretary.

         27. Compensation of Executive Officers. The executive officers shall receive such compensation as shall be fixed by the Board of Directors.

         28. Other Officers and Agents. The President may appoint the Secretary, such Assistant Secretaries, Assistant Treasurers, Assistant Controllers, Deputy General Counsels, Assistant General Counsels and other officers and agents as the President shall deem necessary or proper in the conduct of the affairs of the Corporation with such designations, titles, seniority, duties and responsibilities as he shall deem advisable. The President shall report appointments of other officers and agents to the Board of Directors.

         29. Direction and Compensation of Other Officers. All officers and agents appointed by the President shall perform their duties under the direction of the President and shall receive compensation as from time to time shall be fixed by the President and shall hold their offices at the pleasure of the President.

         30. Bond. If required by the Board of Directors, any and every officer or agent shall give the Corporation a bond in a sum and with one or more sureties satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

         31. President. The President shall be the chief executive officer of the Corporation. He





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shall have such duties and responsibilities as may be assigned to him by the
Board of Directors. He shall be the senior officer of the Corporation and shall have overall responsibility for the management and direction of the business and affairs of the Corporation. In addition, he shall perform such other duties and services and shall have such other authority and responsibilities as shall be assigned to or required of him from time to time by the Board of Directors or the Executive Committee of the Board of Directors.

         32. Vice Presidents. Each Vice President, however titled, shall perform such duties and services and shall have such authority and responsibilities as shall be assigned to or required of him from time to time by the Board of Directors, the Executive Committee of the Board of Directors or the President.

         33. Secretary and Assistant Secretaries. (a) The Secretary shall attend all meetings of the stockholders and all meetings of the Board of Directors and record all proceedings of the meetings of the stockholders and of the Board of Directors, and he shall perform like duties for the standing committees when requested by the Board of Directors or the President. He shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors. He shall perform such duties as may be prescribed to him by the President. He shall have charge of the seal of the Corporation and authority to affix the seal to any instrument. He or any Assistant Secretary may attest to the corporate seal by handwritten or facsimile signature. The Secretary shall keep and account for all books, documents, papers and records of the Corporation except those for which some other officer or agent has been designated or is otherwise properly accountable. He shall have authority to sign stock certificates.

         (b) Assistant Secretaries, in the order of their seniority, shall assist the Secretary and, if the Secretary is unavailable or fails to act, perform the duties and exercise the authorities of the Secretary.

         34. Treasurer and Assistant Treasurers. (a) The Treasurer shall have the custody of the funds and securities belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Treasurer with the prior approval of the Chairman or the President. He shall disburse the funds and pledge the credit of the Corporation as may be directed by the Board of Directors and shall render to the Board of Directors and the President, as and when required by them, or any of them, an account of all his transactions as Treasurer.

         (b) Assistant Treasurers, in the order of their seniority, shall assist the Treasurer and, if the Treasurer is unable or fails to act, perform the duties and exercise the powers of the Treasurer.

         35. Controller and Assistant Controllers. (a) The Controller shall be the chief accounting officer of the Corporation. He shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation in accordance with accepted accounting methods and procedures. He shall initiate periodic audits of the accounting records, methods and systems of the Corporation. He shall render to the Board of Directors and the President, as and when required by them, or any of them, a statement of the financial condition of the





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Corporation.

         (b) Assistant Controllers, in the order of their seniority, shall assist the Controller and, if the Controller is unable or fails to act, perform the duties and exercise the powers of the Controller.

         36. General Counsel and Deputy and Assistant General Counsels. (a) The General Counsel shall be the chief legal officer of the Corporation. He shall provide legal counsel and advice to the Board of Directors and to the officers with respect to compliance with applicable laws and regulations. He shall also provide or obtain legal defense of the Corporation. He shall render to the Board of Directors and the President, as and when required by them, or any of them, a report on the status of claims against, and pending litigation of, the Corporation.

         (b) Deputy and Assistant General Counsels, in the order of their seniority, shall assist the General Counsel and, if the General Counsel is unable or fails to act, perform the duties and exercise the powers of the General Counsel.


By-Law 39 is amended to read as follows:

         39. Form of Certificates. The certificates representing stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder's name and number of shares and shall be mechanically signed with a facsimile of the signature of the President or a Vice President, and a facsimile of the signature of the Secretary or an Assistant Secretary, and shall also be signed by, or bear the facsimile signature of, a duly authorized officer or agent of any properly designated transfer agent of the Corporation. Such certificates may be issued and delivered notwithstanding that the person whose facsimile signature appears thereon shall have ceased to be such officer at the time the certificates are issued and delivered.






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